As filed with the Securities and Exchange Commission on September 8, 1997.
                                       Registration Statement No. 333-34827



                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                           ------------------------
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           ------------------------



                       DAWSON PRODUCTION SERVICES, INC.
                          (Exact name of Registrant)

                  TEXAS                         74-2231546
         (State of incorporation)            (I.R.S. Employer
                                             Identification No.)

                         MICHAEL E. LITTLE, PRESIDENT
                       DAWSON PRODUCTION SERVICES, INC.
                        112 E. PECAN STREET, SUITE 1000
                           SAN ANTONIO, TEXAS  78205
                                (210) 476-0420
   (Address and telephone number of Registrant's executive offices and name, address and telephone number of agent for service)

                                   COPY TO:
                                J. ROWLAND COOK
                                   JULIE FREY
                              JENKENS & GILCHRIST
                          A PROFESSIONAL CORPORATION
                        600 CONGRESS AVENUE, SUITE 2200
                             AUSTIN, TEXAS  78701

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.    [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

           ---------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                   Proposed         Proposed
  TITLE OF EACH       Amount        Maximum          Maximum           Amount of
CLASS OF SECURITIES    to be        Offering         Aggregate        Registration
TO BE REGISTERED    Registered   Price Per Share(1) Offering Price(1)      Fee
Common Stock, $.01
par value              707,631   $  18.69           $  13,225,623     $  4,008
=================== ============ ================= ================= =============

(1) Estimated solely for purposes of calculating the registration fee and based upon the average of the high and low prices reported on the Nasdaq National Market on August 28, 1997, in reliance on Rule 457(c) under the Securities Act.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                       DAWSON PRODUCTION SERVICES, INC.
                             CROSS REFERENCE SHEET
                    PURSUANT TO REGULATION S-K ITEM 501(B)




     FORM S-3 ITEM NUMBER AND CAPTION          LOCATION/CAPTION IN PROSPECTUS
1.    Forepart of the Registration Statement
      and Outside Front Cover Pages of
      Prospectus.............................   Outside Front Cover Page of
                                                Prospectus

2.    Inside Front and Outside Back Cover
      Pages of Prospectus....................   Inside Front and Outside Back
                                                Cover Pages of Prospectus

3.    Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges.....   Risk Factors; The Company

4.    Use of Proceeds........................   Not Applicable

5.    Determination of Offering Price........   Not Applicable

6.    Dilution...............................   Not Applicable

7.    Selling Security Holders...............   Selling Shareholders

8.    Plan of Distribution...................   Plan of Distribution

9.    Description of Securities to be
      Registered.............................   Incorporation of Certain
                                                Documents by Reference

10.   Interests of Named Experts and
      Consultants............................   Not Applicable

11.   Material Changes.......................   Not Applicable

12.   Incorporation of Certain Material by
      Reference..............................   Incorporation of Certain
                                                Documents by Reference

13.   Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities............................   Not Applicable

******************************************************************************
*                                                                            *
*   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A    *
*   REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED       *
*   WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT    *
*   BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE          *
*   REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT      *
*   CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR   *
*   SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH   *
*   OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR   *
*   QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.               *
*                                                                            *
******************************************************************************


                 Subject to Completion; Dated September 8, 1997


                                 707,631 Shares

                                     [LOGO]

                        DAWSON PRODUCTION SERVICES, INC.
                                  Common Stock

      This Prospectus relates to an aggregate of 707,631 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Dawson Production Services, Inc. ("Dawson" or the "Company"). The Common Stock is currently traded over-the-counter on the Nasdaq National Market ("Nasdaq") under the symbol DPSI. On August 28, 1997, the closing sale price of the Common Stock on Nasdaq was $19.00 per share.

      The Shares may be offered from time to time by persons (collectively, the "Selling Shareholders") who acquired the Shares in a transaction or chain of transactions not involving a public offering. The Selling Shareholders have indicated that the Shares may be sold in the over-the-counter market or otherwise at prevailing market prices or negotiated prices or by a combination of the foregoing methods of sale. No underwriter has been engaged to participate in the offering of the Shares. The Company will receive no portion of the proceeds of any sales of Shares by the Selling Shareholders. See "Plan of Distribution."

                     THESE SECURITIES INVOLVE CERTAIN RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 5.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES ADMINISTRATOR, NOR
         HAS THE COMMISSION OR ANY SUCH ADMINISTRATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                           UNDERWRITING DISCOUNTS   PROCEEDS TO SELLING
                        PRICE TO PUBLIC(A)    AND COMMISSIONS       SHAREHOLDERS(B)(C)
- ----------------------------------------------------------------------------------------
PER SHARE.............. $                    $        --            $
TOTAL.................. $                    $        --            $
========================================================================================

(A) SECURITIES WILL BE OFFERED AT THE MARKET PRICE OF THE SHARES ON NASDAQ OR AT OTHER NEGOTIATED PRICES.

(B) SHARES REGISTERED ARE TO BE OFFERED SOLELY FOR THE ACCOUNT OF SELLING SHAREHOLDERS.

(C) EXPENSES OF THE OFFERING, OTHER THAN UNDERWRITING DISCOUNTS AND COMMISSIONS, WILL BE PAID BY THE COMPANY. SUCH EXPENSES ARE ESTIMATED AT $26,508.



                THE DATE OF THIS PROSPECTUS IS SEPTEMBER 8, 1997.

                             AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to such Registration Statement and exhibits.

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits forming a part thereof, and the reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a web site (http:\\www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Common Stock is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can also be inspected at the office of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

      The statements contained in this Prospectus that are not historical facts, including but not limited to, statements found in the "The Company" and "Risk Factors," are forward-looking statements as that term is defined in Section 21E of the Exchange Act that involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this Prospectus could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition and government regulations, as well as the risks and uncertainties discussed in this Prospectus, including without limitation, the matters discussed in "Risk Factors" and the uncertainties set forth from time to time in the Company's other public reports, filings, and public statements.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated herein by reference:

      (1) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997;

      (2) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;

      (3) the description of the Common Stock set forth in the Registration Statement on Form 8-A, filed with the Commission on February 8, 1996, including any amendment or report filed for the purpose of updating such description; and

      (4) all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of the Shares, from the date of filing of such documents.

      Any statement contained in a previously filed document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any accompanying Prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated herein by reference, other than exhibits. All requests for copies of such documents should be directed to: P. Mark Stark, Vice President and Chief Financial Officer, Dawson Production Services, Inc., 112 E. Pecan Street, Suite 1000, San Antonio, Texas 78205, telephone: (210) 476-0420.


                                  THE COMPANY

      The Company is engaged in the business of providing: (i) workover rig services, including completion of new wells, maintenance and recompletion of existing wells (including horizontal recompletions) and plugging and abandonment of wells at the end of their useful lives; (ii) liquid services, including vacuum truck services, frac tank rental and salt water injection; and (iii) production services, including well test analysis, pipe testing, slickline wireline services and fishing and rental tool services. For the fiscal year ended March 31, 1997, the Company derived approximately 49%, 36% and 15% of its revenues from its workover rig services, liquid services and production services, respectively. The Company's services are utilized by major oil and gas companies as well as independent producers to optimize performance of oil and gas wells.

      The Company commenced operations in 1951. In 1982, the current management team joined the Company and initiated a strategy to expand and diversify the Company's workover rig services. Since 1982, the Company has grown from four workover rigs in a single yard to 496 workover rigs in 10 yards through a series of strategic acquisitions of businesses and assets. The majority of this growth has occurred since 1992. The Company formed Dawson WellTech, L.C. (the "LLC") in 1992 as a majority owned and operated subsidiary of the Company, which in November 1994 acquired substantially all of the assets of Well Solutions, Inc. for approximately $18.1 million (the "Well Solutions Acquisition"). In 1995, the Company acquired the remaining interest in the LLC.

      In July 1996, the Company acquired 70 vacuum trucks, 314 frac tanks and 11 salt water injection wells for approximately $12.8 million pursuant to the purchase of all of the issued and outstanding stock of Taylor Companies, Inc. (the "Taylor Acquisition"). During 1996, the Company also acquired 18 additional vacuum trucks, six workover rigs and one production testing unit.

      In March 1996, the Company completed an initial public offering (the "IPO") of 2,616,250 shares of Common Stock at $10.00 per share, with net proceeds to the Company of approximately $23.5 million. Simultaneously with the IPO, the Common Stock began trading on the Nasdaq National Market under the symbol "DPSI."

      On January 20, 1997, the Company acquired the liquid services assets of Mobley Environmental Services, Inc. for approximately $5.0 million in cash and a $0.5 million five-year subordinated note.

      On February 20, 1997, the Company acquired the U.S. land-based well servicing operations of Pride Petroleum Services, Inc., which included 407 workover rigs, 10 vacuum trucks and ancillary equipment, for approximately $135.9 million.

      The Company's principal executive office is located at 112 E. Pecan Street, Suite 1000, San Antonio, Texas 78205, and its telephone number is (210) 476-0420.

                                 RISK FACTORS

      THE STATEMENTS INCLUDED IN THIS REPORT REGARDING FUTURE FINANCIAL PERFORMANCE AND RESULTS AND THE OTHER STATEMENTS THAT ARE NOT HISTORICAL FACTS ARE FORWARD-LOOKING STATEMENTS. THE WORDS "EXPECT," "PROJECT," "ESTIMATE," "PREDICT" AND SIMILAR EXPRESSIONS ALSO ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING BUT NOT LIMITED TO, INDUSTRY CONDITIONS, PRICES OF CRUDE OIL AND NATURAL GAS, AND OTHER FACTORS DISCUSSED IN THIS REPORT (INCLUDING THOSE SPECIFICALLY DISCUSSED BELOW) AND IN THE COMPANY'S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL OUTCOMES MAY VARY MATERIALLY FROM THOSE INDICATED.

INCURRENCE OF SUBSTANTIAL INDEBTEDNESS

      At March 31, 1997, the Company had approximately $144.0 million in total indebtedness, including $140 million of Senior Notes due February 1, 2007 (the "Senior Notes"). The Company historically has operated at substantially lower levels of debt. The Company's level of indebtedness has several important effects on its future operations, including, without limitation, that (i) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, (ii) the Company's leveraged position substantially increases its vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure, and (iii) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate and other purposes may be limited. The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of its indebtedness, including the Senior Notes, or to sell selected assets or reduce or delay planned capital expenditures. There can be no assurance that any such measures would be sufficient to enable the Company to service its debt or that any such financing, refinancing or sale of assets would be available on economically favorable terms.

DEPENDENCE ON VOLATILE OIL AND GAS INDUSTRY

      Demand for the Company's services depends substantially upon the level of activity in the oil and gas industry, which in turn depends in part on oil and gas prices, expectations about future prices, the cost of exploring for, producing and delivering oil and gas, the discovery rate of new oil and gas reserves in land areas, the level of drilling and workover activity, domestic and international political, military, regulatory and economic conditions and the ability of oil and gas companies to raise capital. Prices for oil and gas historically have been extremely volatile and have reacted to changes in the supply of and demand for oil and natural gas, domestic and worldwide economic conditions and political instability in oil producing countries. No assurance can be given that current levels of oil and gas activities will be maintained or that demand for the Company's services will reflect the level of such activities. Prices for oil and natural gas are expected to continue to be volatile and affect the demand for and pricing of the Company's services. A material decline in oil or natural gas prices or activities could materially adversely affect the demand for the Company's services and the Company's results of operations. Industry conditions will continue to be influenced by numerous factors over which the Company has no control.

      The volatility of the oil and gas industry and the consequent impact thereof on exploration activity could adversely impact certain of the Company's customers. The Company, therefore, could be subject to special credit risks as to certain of its customers. While the Company endeavors not to take unjustified credit risks, it is necessary from time to time to extend trade credit to long-term customers and others where some risks of nonpayment or late payment could exist.

ACQUISITION RISKS

      The Company completed the Pride Acquisition in February 1997 and the Taylor Acquisition in July 1996. Pursuant to the Pride Acquisition the Company acquired 407 workover rigs, which is more than four times the number of workover rigs it previously operated. No assurance can be given that the Company will be successful in managing and incorporating the businesses and assets acquired in the Pride Acquisition or the Taylor Acquisition into its existing operations or that such activities will not require a disproportionate amount of management's attention. The Company's failure to incorporate the acquired businesses and assets into its existing operations successfully, or the occurrence of unexpected costs or liabilities in the acquired businesses, could have a material adverse effect on the Company.

LIQUIDITY NEEDS; ABILITY TO REPAY NOTES

      The Company may from time to time fund a portion of its working capital needs and capital expenditure requirements from external financing. In addition, the Company expects that in order to repay the principal amount of the Senior Notes at maturity or upon acceleration, or to purchase the Senior Notes upon a Change of Control (as defined in the Indenture relating to the Senior Notes (the "Indenture")), it will likely be required to seek additional financing or engage in asset sales or similar transactions. These can be no assurance that sufficient funds for any of the foregoing purposes would be available to the Company at the time they are required on favorable terms.

RISKS RELATING TO INJECTION WELLS

      The Company's injection operations pose certain environmental liability risks to the Company. Although the Company monitors the injection process, any leakage from the subsurface portions of the wells could cause degradation of fresh groundwater resources, potentially resulting in cancellation of operation of the well, fines and penalties from governmental agencies, expenditures for redemption of the affected resource, and liability to third parties for property damages and personal injuries. In addition, the sale by the Company of residual crude oil collected as part of the saltwater injection process could impose liability on the Company in the event the transferee of the oil fails to manage the material in accordance with applicable environmental health and safety laws.

SUBSTANTIAL COMPETITION

      The workover rig and production services industry is highly competitive and fragmented and includes several large companies and a number of small companies capable of competing effectively with the Company on a local basis.

OPERATING RISKS AND INSURANCE

      The Company's operations are subject to hazards inherent in the oil and gas industry, such as blowouts, explosions, craterings, fires and oil spills, that can cause personal injury or death, damage to or destruction of property, equipment, the environment and marine life and suspension of operations. In addition, claims for loss of oil and gas production and damage to formations can occur in the workover business. Litigation arising from a catastrophic occurrence at a location where the Company's equipment and services are used may in the future result in the Company being named as a defendant in lawsuits asserting potentially large claims.

      The Company maintains insurance coverage against these hazards that it believes to be customary in the industry. However, there can be no assurance that the Company will be able to maintain adequate insurance in the future at rates it considers reasonable, or that insurance will continue to be available on terms as favorable as the Company's existing arrangements. The occurrence of a significant event or adverse claim in excess of the insurance coverage limits maintained by the Company could have a materially adverse effect on the Company's financial condition and results of operations.

RISK OF ENVIRONMENTAL COSTS AND LIABILITIES

      The Company's operations are subject to governmental laws and regulations governing the management and disposal of waste materials, otherwise relating to environmental protection or public health and safety. Many of the Company's operations take place in or near ecologically sensitive areas, such as the Texas Gulf Coast and Louisiana inland waters. Numerous local, state and federal environmental laws impose liability for causing pollution in inland and coastal waters. State and federal legislation also provide special protection to water quality and animal and marine life that could be affected by some of the Company's activities. The Company's operations also take place in states that stringently regulate environmental matters, such as California. In general, the regulations applicable to the Company's operations include certain regulations controlling the discharge of hazardous or toxic materials into the environment, requiring removal or remediation of pollutants and imposing civil and criminal penalties for violations. Some of the statutory and regulatory programs that apply to the Company's operations also authorize private suits, the recovery of natural resource damages by the government, injunctive relief and cease and desist orders.

      Some environmental statutes impose strict liability, rendering a person or entity liable for environmental damage without regard to negligence or fault on the part of such person or entity. As a result, the Company could be liable, under certain circumstances, for environmental damage caused by others or for acts of the Company that were in compliance with all applicable laws at the time such acts were performed.

      The clear trend in environmental regulation has been to impose more restrictions and limitations on activities that may impact the environment, including the generation and disposal of wastes and the use and handling of chemical substances. These restrictions and limitations have increased operating costs for both the Company and its customers. Any regulatory changes that impose additional environmental restrictions or requirements on the Company and its customers could adversely affect the Company through increased operating costs and potential decreased demand for the Company's services.

      In this regard, the Resource Conservation and Recovery Act ("RCRA"), the principal federal statute governing the disposal of solid and hazardous wastes, includes a statutory exemption that allows oil and gas exploration and production wastes to be classified as non-hazardous waste. A similar exemption is contained in many of the state counterparts to RCRA, including the state statutes in Texas, New Mexico, and Louisiana; however, there is no such exemption in the California statutes. If oil and gas exploration and production wastes were required to be managed and disposed of as hazardous waste, either as a result of changes in RCRA or the imposition of more stringent state regulations, domestic oil and gas producers, including many of the Company's customers, could be required to incur substantial obligations with respect to such waste. Because of the potential impact on the Company's customers, any regulatory changes that impose additional restrictions or requirements on the disposal of oil and gas wastes could adversely affect demand for the Company's services.

DEPENDENCE ON KEY PERSONNEL

      The Company believes that its success will depend to a significant extent upon the continued services of certain key individuals, particularly Michael E. Little, Chairman of the Board, President and Chief Executive Officer, and James
J. Byerlotzer, Vice President of Operations and Chief Operating Officer. The loss of the services of either of these individuals could have a material adverse effect on the Company.

DEPENDENCE ON MAJOR CUSTOMERS

      During the fiscal year ended March 31, 1997, the Company derived approximately 20.00% of its revenues from its largest customer. The loss of this customer could have a material adverse effect on the Company's financial condition and results of operations.

DIVIDEND POLICY

      The Company has never paid cash dividends on the Common Stock and does not anticipate that cash dividends will be paid in the foreseeable future. The Company currently intends to retain any future earnings to finance the expansion and continuing development of the Company's business. The declaration and payment in the future of any cash dividends will be at the election of the Company's Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, future loan covenants, general economic conditions and other pertinent factors. Furthermore, certain provisions of the Credit Facility (as defined in the Indenture) and the Indenture will restrict the Company's ability to pay cash dividends on the Common Stock.

SUBSTANTIAL AMOUNT OF SECURITIES SUBJECT TO REGISTRATION RIGHTS

      Pursuant to a registration rights agreement (the "Registration Rights Agreement"), shareholders (the "Rights Holders") that beneficially own approximately 2.4 million shares of Common Stock (the "Registrable Securities"), or approximately 22% of the currently issued and outstanding shares of Common Stock, are entitled to registration of such shares under the Securities Act, subject to certain exceptions and limitations. The Registration Statement of which this Prospectus is a part is filed pursuant to the Registration Rights Agreement (the "Shelf Registration Statement"). The holders of a majority of the Registrable Securities can require that the Shelf Registration Statement be in the form of an underwritten offering. Additionally, if the Company proposes to register any of its securities under the Securities Act for its own account or for the account of the other security holders, the Rights Holders are entitled to notice of such registration and are entitled to include all or a portion of the Registrable Securities in such registration, subject to certain exceptions and limitations, including the right of the underwriters (if any) of any such offering to exclude for marketing reasons some or all of the Registrable Securities from such registration. The Company generally is required to pay all of the expenses relating to the registration of the Registrable Securities, except for the Rights Holders' share of any underwriting discounts and commissions. The Registration Rights Agreement prohibits the Company from granting any new registration rights under the Securities Act that would adversely impact the rights of the Rights Holders. Sales of substantial amounts of the Common Stock in the public market pursuant to this Prospectus could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

      The Company's Articles of Incorporation and Bylaws include certain provisions that may have the effect of discouraging potential unsolicited offers or other efforts to obtain control of the Company that are not approved by the Board. Upon a change of control of the Company, holders of the Senior Notes will have the right to require the Company to purchase such Senior Notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest to the date of purchase. Such provisions may adversely affect the market price of the Common Stock and may also deprive the shareholders of opportunities to sell shares of Common Stock at prices higher than prevailing market prices. Such provisions include the requirement that all shareholder action must be taken at a duly called annual or special meeting of shareholders unless a majority of the entire Board provides its prior approval for shareholder action to be taken by written consent of shareholders. The Board has the authority, without further action by the shareholders, to issue up to 560,600 shares of the Company's preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, and to issue over 9,000,000 additional shares of Common Stock. The issuance of the Company's preferred stock or additional shares of Common Stock could adversely affect the voting power of the purchasers of Common Stock and could have the effect of delaying, deferring or preventing a Change in Control of the Company.

                             SELLING SHAREHOLDERS

      The following table sets forth information, as of August 27, 1997, regarding the Selling Shareholders, their recent relationships with the Company and its affiliates, their ownership of Common Stock before and after this offering, and the number of Shares to be offered for the account of each.

                                Material Relationships                                                     Amount of
  Selling                            with Company           Amount of Common        Number of Shares      Common Stock
Shareholder                          or Affiliates             Stock Owned            to be Offered   Owned at Offering(1)(2)
- -----------                     ----------------------      ----------------        ----------------    -----------------

Dol & Co. f/b/o Belmont
Capital Partners II, L.P.                                        608,321                 608,321                  0


George Konomos                                                     1,229                   1,229                  0

Kevin P. Collins                Director of the Company
                                from September 1994
                                to April 1996                     10,354                   6,054              4,300
Jupiter Management
 Company, Inc.                                                    14,641                  14,641                  0

Nathalie B. Thompson
 Defined Benefit Pension Plan                                      4,231                   4,231                  0

Ingrid Morsman                                                     4,347                   4,347                  0

Kristin Morsman                                                    1,844                   1,844                  0

Whitney Morsman                                                    1,844                   1,844                  0

Douglas B. Thompson                                               15,910                  15,910                  0

Ell & Co. f/b/o Newell Co.                                        31,800                     600             31,200

PITT & Co. f/b/o                                                   9,050                     850              8,200
 Tracor, Inc.

PITT & Co. f/b/o GCIU
 Employer Retirement Fund                                         17,600                     500             17,100

Ell & Co. f/b/o NCR Corp.                                         78,778                  27,136             51,642

J. W. Beavers, Jr., Trustee
 of the William Herbert Hunt
 Trust Estate                                                     20,124                  20,124                  0

(1) Assumes that all Shares are sold pursuant to this offering and that no additional Common Stock is sold or acquired by Selling Shareholders.

(2)   In each case, represents less than 1% of issued and outstanding Common
      Stock.

                             PLAN OF DISTRIBUTION

      The Company has been advised by the Selling Shareholders that all or a pportion of the Shares may be sold from time to time (i) on the Nasdaq National Market at prevailing market prices, (ii) otherwise than on such market at prevailing market prices or negotiated prices, or (iii) by a combination of the foregoing methods of sale. The Company will receive no portion of the proceeds of any sales of Shares by the Selling Shareholders, but will bear all expenses of registering the Shares under the Securities Act, except as provided below.

      Pursuant to the terms of that Registration Rights Agreement dated November 1, 1995 between the Company and the Selling Shareholders (or their predecessors in interest) (the "Registration Rights Agreement"), the Company has agreed to file the Registration Statement of which this Prospectus forms a part for the purpose of registering the potential resale of the Shares and to maintain the effectiveness of such Registration Statement for three years, as contemplated by the Registration Rights Agreement. In addition, the Company and the Selling Shareholders listed therein agreed to indemnify each other and certain affiliated parties from and against any losses or claims arising out of, among other things, (1) any untrue statement of a material fact or (2) any material omission contained or referred to in the Registration Statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      Except as specifically set forth herein, none of the Selling Shareholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

      The Company has been advised by the Selling Shareholders that they (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) intend to sell all or a portion of the Shares offered by this Prospectus from time to time (i) on the Nasdaq National Market,
(ii) otherwise than on the Nasdaq National Market, in negotiated transactions at fixed prices which may be changed, at market prices prevailing at the time of sale or at prices reasonably related thereto or at negotiated prices, or (iii) by a combination of the foregoing methods of sale (any of which may involve crosses and block transactions). The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they may sell as principal, or both. The Company is not aware as of the date of this Prospectus of any agreements between any of the Selling Shareholders and any broker-dealers with respect to the sale of the Shares offered by this Prospectus. In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Shares short and deliver the Shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Shareholders may also pledge the Shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this Prospectus.

      The Selling Shareholders and any broker, dealer or other agent executing sell orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by any such broker, dealer or agent and profit on any resale of the Shares may be deemed to be underwriting commissions under the Securities Act. Such commissions received by a broker, dealer or agent may be in excess of customary compensation. The Shares may also be sold in accordance with
Section 4(1) of the Securities Act or Rule 144 and Rule 145 under the Securities Act.

      Information as to whether underwriters who may be selected by the Selling Shareholders, or any other broker-dealer, is acting as principal or agent for the Selling Shareholders, the compensation to be received by underwriters who may be selected by the Selling Shareholders, or any broker-dealer, acting as principal or agent for the Selling Shareholders and the compensation to be received by other broker-dealers, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

      All expenses of registration incurred in connection with the offering will be borne by the Company. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

      The Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rule 102 under Regulation M, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Shareholders. Rule 102 under Regulation M provides, with certain exceptions, that it is unlawful for a selling shareholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling shareholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the foregoing may affect the marketability of the Common Stock. The Company will require each Selling Shareholder and his or her broker if applicable, to provide a letter that acknowledges his compliance with Regulation M under the Exchange Act before authorizing the transfer of such Selling Shareholder's Shares.

      It is anticipated that the Selling Shareholders may offer all of the Shares for sale. Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.

                                 LEGAL MATTERS

      The validity of the Shares offered hereby will be passed upon for the Company by Jenkens & Gilchrist, A Professional Corporation, Austin, Texas.

                                    EXPERTS

      The consolidated financial statements of Dawson Production Services, Inc. and subsidiaries as of March 31, 1997 and 1996, and for each of the years in the three-year period ended March 31, 1997, have been incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Shares nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder at any time shall imply that information herein is correct as of any time subsequent to the date hereof.


                                 ---------------

                                TABLE OF CONTENTS

Available Information........................................................ 3
Incorporation of Certain Documents
   by Reference ............................................................. 3
The Company ................................................................. 4
Risk Factors ................................................................ 5
Selling Shareholders ........................................................ 9
Plan of Distribution ........................................................10
Legal Matters ...............................................................11
Experts .....................................................................11


                                 707,631 Shares

                                DAWSON PRODUCTION
                                 SERVICES, INC.


                                  Common Stock

                                ----------------

                                   PROSPECTUS

                                ----------------

                                September 8, 1997

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be borne by the Company, are set forth in the following itemized table:

      SEC Registration Fee....................................  $   4,008
      Transfer Agent's Fees...................................  $   2,000
      Blue Sky Fees and Expenses..............................  $   2,500
      Accounting Fees.........................................  $   5,000
      Legal Fees..............................................  $  10,000
      Miscellaneous...........................................  $   3,000

            Total.............................................  $  26,508

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify its officers, directors, employees and agents for expenses and costs incurred in certain proceedings arising out of actions taken in their official capacity only if such persons were acting in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except in relation to matters in which they have been found liable (i) to the corporation, or (ii) on the basis that personal benefit was improperly received regardless of whether or not the benefit resulted from action taken in their official capacity. In the case of any criminal proceeding, such persons must also have had no reasonable cause to believe such conduct was unlawful. Article 2.02-1 further provides that a corporation shall indemnify its officers and directors against reasonable expenses incurred in connection with proceedings arising out of actions taken in their official capacity in which such persons have been wholly successful, on the merits or otherwise, in the defense of such actions. The Bylaws of the Company, as amended, provide for indemnification of the Company's directors, officers, and employees to the fullest extent permitted by Article 2.02-1. Additionally, the Company amended its Articles of Incorporation, with shareholder approval, to confirm that the Company has the power to indemnify certain persons in such circumstances as are provided in its Bylaws. The amendment further enables the Company to enter into additional insurance and indemnity arrangements at the discretion of the board of directors. The Company has entered into Indemnification Agreements with each of its officers and directors, the form of which was approved by the shareholders of the Company, that essentially indemnify such individuals to the fullest extent permitted by law.

      Article 7.06 of the Texas Miscellaneous Corporation Laws Act provides that a corporation's articles of incorporation may provide for the elimination or limitation of a director's liability. The Company's Articles of Incorporation to eliminate the liability of directors to the corporation or its shareholders for monetary damages for an act or omission in his capacity as a director, with certain specified exceptions to the Company and its shareholders to the fullest extent permitted by Article 7.06 of the Texas Miscellaneous Corporation Laws Act.

      The Company maintains insurance, the general effect of which is to provide coverage for the Company with respect to amounts that it is required to pay officers and directors under the indemnity provisions described above and coverage for officers and directors against certain liabilities, including certain liabilities under the federal securities law.

ITEM 16.    EXHIBITS.

      4 Specimen share certificates (incorporated by reference to the Company's Registration Statement No. 333-00452 on Form S-1 filed on January 18, 1996)


     *5 Opinion of Jenkens & Gilchrist, A Professional Corporation, regarding legality

     *24(a) Consent of Jenkens & Gilchrist, A Professional Corporation
            (contained in its opinion filed as Exhibit 5)

     *24(b) Consent of KPMG Peat Marwick LLP (contained in Part II of this
            Registration Statement)

     *25    Power of Attorney (included on the signature pages hereof)
- --------
     *Previously filed


ITEM 17.    UNDERTAKINGS.

      A.    The undersigned registrant hereby undertakes:

            (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on September 8, 1997.

                                          DAWSON PRODUCTION SERVICES, INC.


                                          By: /s/MICHAEL E LITTLE
                                              Michael E. Little,
                                              Chairman of the Board, President
                                              and Chief Executive Officer

      Pursuant to the requirements of the Securities Act, this Pre-effective Amendment No. 1 to Registration Statement has been signed below in multiple counterparts with the effect of one original by the following persons in the capacities and on the dates indicated.

        SIGNATURE                   TITLE                      DATE

/s/ MICHAEL E. LITTLE      Chairman of the Board, President,   September 8, 1997
    Michael E. Little      Chief Executive Officer and Director
                           (Principal Executive Officer)

/s/ P. MARK STARK          Chief Financial Officer (Principal  September 8, 1997
    P. Mark Stark          Financial and Accounting Officer)

             *
/s/ --------------------   Director                            September 8, 1997
    Wm. Ward Greenwood

/s/          *             Director                            September 8, 1997
    --------------------
    J. Michael Bell

/s/          *             Director                            September 8, 1997
    --------------------
    Douglas D. Lewis

/s/          *             Director                            September 8, 1997
    --------------------
    Paul E. McCollam

/s/          *             Director                            September 8, 1997
    --------------------
    Stephen F. Oakes

/s/          *             Director                            September 8, 1997
    --------------------
    Russell Banks

/s/          *             Director                            September 8, 1997
    --------------------
    Lawrence C. Petrucci

*By /s/ MICHAEL E. LITTLE
        Michael E. Little,
        as attorney-in-fact